UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 4, 2004

HEARTLAND OIL AND GAS CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-32669
(Commission File Number)

91-1918326
(IRS Employer Identification No.)

Suite 1925, 200 Burrard Street Vancouver, British Columbia, Canada V6C 3L6
(Address of principal executive offices and Zip Code)

604.693.0177
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Effective September 27, 2004 we entered into subscription agreements with 48 accredited investors, whereby we issued a total of 23,260,909 shares of our common stock at a purchase price of $1.50 per share for total aggregate proceeds of $34,891,363. We relied on the provisions of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, for issuance of the shares.

We agreed to pay a commission of 6% of the gross proceeds realized from the sale of the securities to C.K. Cooper & Company, which will be split 55% to C.K. Cooper & Company and 45% to Sterne Agee & Leach, Inc.

Effective September 30, 2004 we entered into subscription agreements with 2 accredited investors, whereby we issued 3,529,412 series B convertible preferred shares at a purchase price of $1.70 per share for total aggregate proceeds of $6,000,000. We relied on the provisions of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, for the issuance of the shares.

Effective October 1, 2004, six accredited investors converted their series A convertible preferred shares into common shares pursuant to certain participation rights of the Series A shares. We issued 2,378,118 shares of our common stock upon conversion of all outstanding series A convertible preferred shares. We relied on the provisions of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, for the issuance of the shares.

Pursuant to Rule 135c of the Securities Act of 1933, as amended, our news release with respect to the above noted private placements is appended to this Current Report on Form 8-K as exhibit 99.1.

Item 7.01 Regulation FD Disclosure

We earlier announced that we had closed the acquisition of Forest City Basin assets from Evergreen Resources, Inc. for the purchase of $22 million. The assets comprised all of Evergreen’s interests in the Forest City Basin, including leases totaling 766,000 acres, 60 well bores, surface equipment, gathering and surface facilities, as well as all geological, engineering, land and accounting data and records.

We now hold in excess of 1 million acres of prospective CBM leases at various stages of development, 88 wells, including 43 CBM wells in eight pilots that are currently dewatering and/or venting gas, 37 CBM wells awaiting stimulation, and 8 saltwater disposal wells.

To finance the acquisition of the Evergreen assets and provide for working capital, we engaged the US based Investment Banking firm, C.K. Cooper and Company together with Sterne, Agee & Leach. The two firms raised the proceeds noted above to fund the acquisition and to provide the necessary working capital required to finance our ongoing exploration and development plans into 2006.

Net working capital available to us after the cost of the offering and the Evergreen acquisition will be approximately $20 million. Management now plans to work closely with its “advisory board” consisting of Evergreen’s senior management team, including Mark Sexton, Dennis Carlton, Kevin Collins and Scott Zimmerman, to initiate an aggressive review and development plan which will include the completion of existing CBM wells and the drilling of new wells as the various CBM pilots are brought into production.

Item 9.01 Financial Statements and Exhibits

c)	Exhibits

10.1 Form of Securities Purchase Agreement dated September 30, 2004 with the purchasers of the series B convertible preferred shares.

99.1 News Release of the Registrant dated October 4, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTLAND OIL AND GAS CORP.

Date: October 5, 2004

/s/ Richard Coglon
Richard Coglon
President and Director